UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/15/2008

AMN HEALTHCARE SERVICES , INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16753

Delaware	06-1500476
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

12400 High Bluff Drive, Suite 100 San Diego California, 92130
(Address of principal executive offices, including zip code)

866-871-8519
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Earlier today we filed a current report on Form 8-K announcing the entry into a material definitive agreement. We are filing this amendment to provide additional detail concerning the purchase price.
On February 15, 2008, AMN Healthcare Services, Inc., through its indirect wholly owned subsidiary, Platinum Select Healthcare Staffing, Inc., a Texas corporation (collectively, "AMN"), entered into an agreement with Platinum Select, L.P., a Texas limited partnership ("Seller"), Platinum Select Management, L.L.C., a Texas limited liability company and general partner of Seller, and limited partners Patrick Aunkst, Kristi Bomar, Robert Quigley, Stephanie Houston and Lyle Seedig, to purchase substantially all of the Seller's assets used in the business of providing travel allied staffing solutions, including therapy and imaging professionals and travel nurse staffing solutions to healthcare providers and other healthcare organizations (the "Agreement"). The purchase price is up to $50.3 million in cash, consisting of an initial payment of $32.9 million and a potential additional earn-out payment based on achieving certain 2008 revenue and EBITDA targets. AMN financed the transaction using cash on hand and its revolving credit facility. Other than the Agreement and the transactions contemplated thereby, there is no material relationship between AMN or its affiliates and any other parties to the agreement. A copy of the press release announcing the execution of the agreement is attached hereto as Exhibit 99.1

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN HEALTHCARE SERVICES , INC.

Date: February 15, 2008	By:	/s/ Susan R. Nowakowski
Susan R. Nowakowski
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated February 15, 2008.